Exhibit (a)(5)(F)

Monster Beverage Corporation announces FINAL RESULTS OF TENDER OFFER

Monster Will Acquire 56,603,773 Shares at $53.00 Per Share

CORONA, Calif., June 10, 2024 (GLOBE NEWSWIRE) -- Monster Beverage Corporation (“Monster”) (NASDAQ: MNST) announced today the final results of its modified “Dutch auction” tender offer, which expired at 11:59 p.m., New York City time, on June 5, 2024.

Based on the final count by Equiniti Trust Company, LLC, the depositary for the tender offer, a total of 119,018,767 shares of Monster’s common stock were validly tendered and not validly withdrawn at the final purchase price of $53.00 per share or as purchase price tenders, which includes shares that were tendered through notice of guaranteed delivery at the final purchase price of $53.00 per share or as purchase price tenders.

In accordance with the terms and conditions of the tender offer, Monster accepted for purchase a total of 56,603,773 shares of its common stock, representing approximately 5.4% of the shares issued and outstanding immediately prior to the completion of the purchase, at the final purchase price of $53.00 per share, for an aggregate purchase price of approximately $3.0 billion, excluding fees and expenses relating to the tender offer.

Because the number of shares tendered at the final purchase price of $53.00 per share or as purchase price tenders would have exceeded the aggregate purchase price of the tender offer, shares were accepted for purchase on a pro rata basis, except for tenders of “odd lots,” which will be accepted in full, and conditional tenders that will automatically be regarded as withdrawn because the condition was not satisfied. Monster has been informed by the depositary that the final proration factor for the tender offer is approximately 47.18%. The depositary will promptly pay for all the shares accepted for purchase pursuant to the tender offer and will return all other shares tendered and not purchased.

Rodney Sacks and Hilton Schlosberg, who are Monster’s Co-CEOs and members of the Board of Directors, tendered 608,114 and 350,000 shares, respectively, that they beneficially own. Of these shares, 286,918 and 165,135, respectively, were accepted for purchase by Monster in the tender offer.

Sterling Trustees LLC, which controls certain trusts and entities for the benefit of certain family members of Messrs. Sacks and Schlosberg, tendered 8,450,000 shares on behalf of such trusts and entities. Of these shares, 3,986,853 were accepted for purchase by Monster in the tender offer.

Monster may purchase additional shares in the future in the open market subject to market conditions, or in private transactions, exchange offers, tender offers or otherwise. Under applicable securities laws, however, Monster may not repurchase any shares until June 21, 2024. Whether Monster makes additional repurchases in the future will depend on many factors, including the market price of the shares, Monster’s business and financial condition and general economic and market conditions.

Evercore Group L.L.C. and J.P. Morgan Securities LLC acted as dealer managers for the tender offer. D.F. King served as the information agent, and Equiniti Trust Company, LLC acted as the depositary. Questions regarding the tender offer may be directed to Evercore Group L.L.C. at (888) 474-0200 or J.P. Morgan Securities LLC at (877) 371-5947.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. Monster’s subsidiaries develop and market energy drinks, including Monster Energy® drinks, Monster Energy Ultra® energy drinks, Juice Monster® Energy + Juice energy drinks, Java Monster® non-carbonated coffee + energy drinks, Rehab® Monster® non-carbonated energy drinks, Monster Energy® Nitro energy drinks, Reign® Total Body Fuel high performance energy drinks, Reign Inferno® thermogenic fuel high performance energy drinks, Reign Storm® total wellness energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Bang Energy® drinks, BPM® energy drinks, BU® energy drinks, Burn® energy drinks, Gladiator® energy drinks, Live+® energy drinks, Mother® energy drinks, Nalu® energy drinks, Play® and Power Play® (stylized) energy drinks, Relentless® energy drinks, Samurai® energy drinks, Ultra Energy® drinks, Predator® energy drinks and Fury® energy drinks. Monster’s subsidiaries also develop and market still and sparkling waters under the Monster Tour Water® brand name. Monster’s subsidiaries also develop and market craft beers, hard seltzers and flavored malt beverages under a number of brands, including Jai Alai® IPA, Dale’s Pale Ale®, Dallas Blonde®, Wild Basin® hard seltzers, The Beast Unleashed® and Nasty Beast™ Hard Tea. For more information visit www.monsterbevcorp.com.

Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements.” Monster cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of Monster, that could cause actual results and events to differ materially from the statements made herein. For a more detailed discussion of the risks that could affect Monster’s operating results, see Monster’s reports filed with the Securities and Exchange Commission, including Monster’s annual report on Form 10-K for the year ended December 31, 2023 and subsequently filed reports. Monster’s actual results could differ materially from those contained in the forward-looking statements, including with respect to the tender offer.

CONTACTS:

Rodney C. Sacks

Chairman and Co-Chief Executive Officer

(951) 739-6200

Hilton H. Schlosberg

Vice Chairman and Co-Chief Executive Officer

(951) 739-6200

Roger S. Pondel / Judy Lin

PondelWilkinson Inc.

(310) 279-5980